Exhibit 10.2

BILI Inc. of 360 College Street, Unit 104 Toronto, ON M5T 1S6

(the “Employer”)

OF THE FIRST PART

- AND -

Adrian Capobianco of 463 Donlands Ave, Toronto, ON M4J 3S4, Canada

(the “Employee”)

OF THE SECOND PART

A. BACKGROUND:

The Employer is of the opinion that the Employee has the necessary qualifications, experience and abilities to assist and benefit the Employer in its business.

The Employer desires to employ the Employee and the Employee has agreed to accept and enter such employment upon the terms and conditions set out in this Agreement.

IN CONSIDERATION OF the matters described above and of the mutual benefits and obligations set forth in this Agreement, the receipt and sufficiency of which consideration is hereby acknowledged, the parties to this Agreement agree as follows:

1. COMMENCEMENT DATE AND TERM

The Employee will commence permanent full-time employment with the Employer on the 1st day of January, 2022 (the “Commencement Date”).

1. JOB TITLE AND DESCRIPTION

The job title of the Employee will be the following: CEO. The initial job duties the Employee will be expected to perform will be the following:

Strategic Leadership:

•	Develop and communicate the company's vision, mission, and strategic objectives.
•	Set clear goals and objectives for the organization and ensure alignment at all levels.
•	Drive innovation and lead initiatives to maintain our competitive edge in the tech industry.

Executive Management:

•	Lead and inspire the executive team, providing guidance and support to achieve company goals.
•	Foster a culture of collaboration, accountability, and continuous improvement across the organization.
•	Make key decisions regarding resource allocation, budgeting, and investment opportunities.

1

Business Development:

•	Identify and pursue new business opportunities to expand our market presence and revenue streams.
•	Cultivate strategic partnerships and alliances to drive growth and enhance product offerings.
•	Stay informed about industry trends, market dynamics, and emerging technologies to capitalize on market opportunities.

Financial Management:

•	Oversee financial planning, budgeting, and forecasting processes to ensure the financial health of the company.
•	Monitor key financial metrics and performance indicators to assess the effectiveness of business strategies.
•	Implement cost-saving initiatives and optimize operational efficiencies to maximize profitability.

Stakeholder Relations:

•	Build and maintain strong relationships with investors, shareholders, and other key stakeholders.
•	Represent the company in external forums, conferences, and events to enhance visibility and reputation.
•	Act as a spokesperson for the company, articulating vision and values to internal and external audiences.

People Management:

•	Attract, retain, and develop top talent to build a high-performing team.
•	Provide mentorship and coaching to develop future leaders within the organization.

2. EMPLOYEE COMPENSATION

Compensation paid to the Employee for the services rendered by the Employee as required by this Agreement (the “Compensation”) will include:

•	In view of the Company’s current financial situation, the Employee agrees to temporarily waive payment of base salary.

•	The Employee’s entitlement to receive base salary shall resume once the Company’s financial position changes, as determined by a majority decision of the Board of Directors in good faith, taking into account the Employee’s input and recommendations.

•	A majority decision of the Board of Directors may also, at its discretion, authorize retroactive payment of salary for all or part of the period during which salary was waived.

•	For clarity, the temporary waiver applies only during the period of financial constraints and shall not prejudice the Employee’s continuing role or right to compensation once reinstate,

The Employer is entitled to deduct from the Employee’s Compensation, or from any other compensation in whatever form, any applicable deductions and remittances as required by law.

The Employee understands and agrees that any additional remuneration paid to the Employee in the form of bonuses or other similar incentive remuneration will rest in the sole discretion of the Employer and that the Employee will not earn or accrue any right to incentive remuneration by reason of the Employee's employment.

The Employer will reimburse the Employee for all reasonable expenses, in accordance with the Employer’s lawful policies as in effect from time to time, including but not limited to, any travel and entertainment expenses, auto, home office, telecommunications, or various business expenses incurred by the Employee in connection with the business of the Employer. Expenses will be paid within a reasonable time after submission of acceptable supporting documentation.

10. PLACE OF WORK

The Employee's place of work will be at the following location: Flexible locations.

16. VACATION

The Employee will be entitled to 4 weeks of paid vacation each year during the term of this Agreement. The times and dates for any vacation will be determined by mutual agreement between the Employer and the Employee.

Upon termination of employment, the Employer will compensate the Employee for any accrued but unused vacation.

25. CONFIDENTIAL INFORMATION

The Employee acknowledges that, in any position the Employee may hold, in and as a result of the Employee's employment by the Employer, the Employee will, or may, be making use of, acquiring or adding to information which is confidential to the Employer (the "Confidential Information") and the Confidential Information is the exclusive property of the Employer.

The Confidential Information will include all data and information relating to the business and management of the Employer, including but not limited to, proprietary and trade secret technology and accounting records to which access is obtained by the Employee, including Work Product, Computer Software, Other Proprietary Data, Business Operations, Marketing and Development Operations, and Customer Information.

The Confidential Information will also include any information that has been disclosed by a third party to the Employer and is governed by a non-disclosure agreement entered into between that third party and the Employer.

The Confidential Information will not include information that:

•	Is generally known in the industry of the Employer;

•	Is now or subsequently becomes generally available to the public through no wrongful act of the Employee;

•	Was rightfully in the possession of the Employee prior to the disclosure to the Employee by the Employer;

•	Is independently created by the Employee without direct or indirect use of the Confidential Information; or

•	The Employee rightfully obtains from a third party who has the right to transfer or disclose it.

The Confidential Information will also not include anything developed or produced by the Employee during the Employee's term of employment with the Employer, including but not limited to, any intellectual property, process, design, development, creation, research, invention, know-how, trade name, trade-mark or copyright that:

•	Was developed without the use of equipment, supplies, facility or Confidential Information of the Employer;

•	Was developed entirely on the Employee's own time;

•	Does not result from any work performed by the Employee for the Employer; and

•	Does not relate to any actual or reasonably anticipated business opportunity of the Employer.

26. DUTIES AND OBLIGATIONS CONCERNING CONFIDENTIAL INFORMATION

The Employee agrees that a material term of the Employee’s contract with the Employer is to keep all Confidential Information absolutely confidential and protect its release from the public. The Employee agrees not to divulge, reveal, report or use, for any purpose, any of the Confidential Information which the Employee has obtained or which was disclosed to the Employee by the Employer as a result of the Employee’s employment by the Employer. The Employee agrees that if there is any question as to such disclosure then the Employee will seek out senior management of the Employer prior to making any disclosure of the Employer's information that may be covered by this Agreement.

The Employee agrees and acknowledges that the Confidential Information is of a proprietary and confidential nature and that any disclosure of the Confidential Information to a third party in breach of this Agreement cannot be reasonably or adequately compensated for in money damages, would cause irreparable injury to Employer, would gravely affect the effective and successful conduct of the Employer's business and goodwill, and would be a material breach of this Agreement.

The obligations to ensure and protect the confidentiality of the Confidential Information imposed on the Employee in this Agreement and any obligations to provide notice under this Agreement will survive the expiration or termination, as the case may be, of this Agreement and will continue for one year from the date of such expiration or termination, except in the case of any Confidential Information which is a trade secret in which case those obligations will last indefinitely.

The Employee may disclose any of the Confidential Information:

•	To a third party where Employer has consented in writing to such disclosure;

•	To the extent required by law or by the request or requirement of any judicial, legislative, administrative or other governmental body after providing reasonable prior notice to the Employer.

If the Employee loses or makes unauthorized disclosure of any of the Confidential Information, the Employee will immediately notify the Employer and take all reasonable steps necessary to retrieve the lost or improperly disclosed Confidential Information.

38. RETURN OF CONFIDENTIAL INFORMATION

The Employee agrees that, upon request of the Employer or upon termination or expiration, as the case may be, of this employment, the Employee will turn over to the Employer all Confidential Information belonging to the Employer, including but not limited to, all documents, plans, specifications, disks or other computer media, as well as any duplicates or backups made of that Confidential Information in whatever form or media, in the possession or control of the Employee that:

•	May contain or be derived from ideas, concepts, creations, or trade secrets and other proprietary and Confidential Information as defined in this Agreement; or

•	Is connected with or derived from the Employee's employment with the Employer.

41. TERMINATION OF EMPLOYMENT

The Employee and the Employer agree that reasonable and sufficient notice of termination of employment by the Employer is the greater of notice required by law or 24 (twenty four) months total compensation.

If the Employee wishes to terminate this employment with the Employer, the Employee will provide the Employer with 4 (four) weeks written notice.

The Termination Date specified by either the Employee or the Employer may expire on any day of the month and upon the Termination Date the Employer will forthwith pay to the Employee any outstanding portion of the compensation including any accrued vacation and banked time, if any, calculated to the Termination Date.

Once notice has been given by either party for any reason, the Employee and the Employer agree to execute their duties and obligations under this Agreement diligently and in good faith through to the end of the notice period. The Employer may not make any changes to compensation or any other term or condition of this Agreement between the time termination notice is given through to the end of the notice period.

47. SEVERABILITY

The Employer and the Employee acknowledge that this Agreement is reasonable, valid, and enforceable. However, if any term, covenant, condition or provision of this Agreement is held by a court of competent jurisdiction to be invalid, void, or unenforceable, it is the parties' intent that such provision be changed in scope by the court only to the extent deemed necessary by that court to render the provision reasonable and enforceable and the remainder of the provisions of this Agreement will in no way be affected, impaired, or invalidated as a result.

48. NOTICES

Any notices, deliveries, requests, demands, or other communications required here will be deemed to be completed when hand-delivered, delivered by agent, or seven days after being placed in the post, postage prepaid, to the parties at the following addresses or as the parties may later designate in writing:

Employer:

Name:	BILI Inc.
Address:	989 Lawrence Ave E #74, Toronto, ON M1 R 2Z2
Email:	adrian @becauseiloveit.com, howard@becauseiloveit.com

Employee:

Name:	Adrian Capobianco
Address:	463 Donlands Ave, East York. M4J3S4
Email:	adrian@capobian.co

49. MODIFICATION OF AGREEMENT

Any amendment or modification of this Agreement or additional obligation assumed by either party in connection with this Agreement will only be binding if evidenced in writing signed by each party or an authorized representative of each party.

50. GOVERNING LAW

This Agreement will be construed in accordance with and governed by the laws of the Province of Ontario.

51. DEFINITIONS

For the purpose of this Agreement the following definitions will apply:

•	'Termination Date' means the date specified in this Agreement or in a subsequent notice by either the Employee or the Employer to be the last day of employment under this Agreement. The parties acknowledge that various provisions of this Agreement will survive the Termination Date.

52. GENERAL PROVISIONS

Time is of the essence in this Agreement.

Headings are inserted for the convenience of the parties only and are not to be considered when interpreting this Agreement. Words in the singular mean and include the plural and vice versa. Words in the masculine mean and include the feminine and vice versa.

No failure or delay by either party to this Agreement in exercising any power, right or privilege provided in this Agreement will operate as a waiver, nor will any single or partial exercise of such rights, powers or privileges preclude any further exercise of them or the exercise of any other right, power or privilege provided in this Agreement.

This Agreement will inure to the benefit of and be binding upon the respective heirs, executors, administrators, successors and assigns, as the case may be, of the Employer and the Employee.

This Agreement may be executed in counterparts. Facsimile signatures are binding and are considered to be original signatures.

This Agreement constitutes the entire agreement between the parties and there are no further items or provisions, either oral or written. The parties to this Agreement stipulate that neither of them has made any representations with respect to the subject matter of this Agreement except such representations as are specifically set forth in this Agreement.

IN WITNESS WHEREOF, the parties have duly affixed their signatures under hand and seal on this

1st day of Dec. 2024